Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 20, 2015, with respect to the consolidated financial statements of Kreher Steel Company, LLC, included in the Annual Report of A.M. Castle & Co. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of A.M. Castle & Co. on Form S-3 (File Nos. 333-02519, 333-87254 (as amended), 333-106709, 333-142337 (as amended) and 333‑162917) and on Form S-8 (File Nos. 333-118030, 333-118031, 333-154915, 333-160942, 333-174174 and 333-188530).

/s/ Grant Thornton LLP
Grant Thornton LLP

Chicago, Illinois
March 6, 2015

E-8